Consent of Independent Registered Public Accounting Firm
The Board of Directors
Univest Corporation of Pennsylvania:
We consent to the use of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Univest Corporation of Pennsylvania (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 6, 2009, on the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.
KPMG LLP
Philadelphia, Pennsylvania
May 8, 2009